OLD REPUBLIC RISK MANAGEMENT, INC.
2005 KEY EMPLOYEES PERFORMANCE RECOGNITION PLAN

OLD REPUBLIC RISK MANAGEMENT, INC.
2005 KEY EMPLOYEES PERFORMANCE RECOGNITION PLAN
(Effective as of January 1, 2005)

ARTICLE ONE

PURPOSE AND EFFECTIVE DATE

1.1  The Purpose of this Plan is to further the long term growth in earnings of Old Republic Risk Management, Inc. by offering long term incentives in addition to current compensation to those officers and key employees of Old Republic Risk Management, Inc. who have been or are expected to be largely responsible for such growth.

1.2  This Plan is effective as of January 1, 2005, and shall apply to calculations and awards made in 2005 and subsequent years. In addition, this Plan shall apply to any amounts transferred to this Plan from the Old Republic Risk Management, Inc. Key Employees Performance Recognition Plan, dated March 25, 2002 (the “2002 Plan”).

1.3  The Company intends that this Plan comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Department of Treasury regulations and other guidance promulgated thereunder. This Plan shall be administered in a manner that will comply with Section 409A of the Code. Any provision of this Plan that is not in compliance with Section 409A shall have no force and effect, and no action shall be taken with respect to this Plan that would violate any provisions of Section 409A.

ARTICLE TWO

DEFINITIONS

2.1  “Plan” shall mean this Old Republic Risk Management 2005 Key Employees Performance Recognition Plan.

2.2  “Company” shall mean Old Republic Risk Management, Inc., a corporation organized under the laws of the State of Delaware.

2.3  “Employer” and “Employers” shall mean the Company and each other corporation or organization which is wholly or partially owned by the Company, either directly or indirectly, and is designated by the Committee as an Employer under this Plan.

2.4  “Chief Executive Officer” or “CEO” shall mean the chief executive officer of the Company.

2.5  “CEO, ORI” shall mean the chief executive officer of Old Republic International Corporation.

2.6  “Committee” shall mean the committee appointed to direct the administration of the Plan, and shall consist of the CEO of Old Republic Risk Management and the Executives of the Office of the Chief Executive Office of Old Republic International Corporation.

2.7  “Employee” shall mean any person who is employed by an Employer on a full-time basis and who is compensated for such employment by a regular salary. “Employee” shall include officers of an Employer but shall not include directors who are not otherwise officers or employees.

2.8  “Eligible Employee” shall mean an Employee who pursuant to Section 5.1 hereof has been selected to share in the allocation of the Performance Recognition Pool for any given year.

2.9  “Year of Service” shall mean each year of continuous employment with an Employer after first being designated as an Eligible Employee pursuant to Section 5.1 hereof.

2.10  “2005 Plan Account” shall mean with respect to any Employee, unless otherwise specified, the record of:

(a)  credits in connection with the allocations and interest credited to such account pursuant to Articles Five and Six of this Plan,

(b)  payments to Employee under the Plan pursuant to Article Six of this Plan, and

(c)  forfeitures, if any, pursuant to Articles Six and Seven of the Plan.

2.11  “2002 Plan Account” shall mean the total credits which were granted to an Employee’s account under the 2002 Plan, including, unless otherwise specified, those which were vested as well as those which were not vested as of December 31, 2004.

2.12  “Unvested 2002 Plan Account” shall mean only those 2002 Plan Account credits which were not vested as of December 31, 2004.

2.13  “Calculation Year” shall mean the Company’s fiscal year immediately preceding the year for which the Performance Recognition Pool is being calculated.

If there is an operating loss in the year prior to the Calculation Year, the “prior year” to be used in the following definitions and for Section 4.1 calculations is the first year prior to the Calculation Year in which there was an operating profit.

2.14  “Minimum Return on Equity” shall mean a percentage applied to the Company’s average consolidated and combined shareholder’s equity (i.e. mean of beginning and ending balances, adjusted for unrealized investment gains or losses net of applicable income taxes, if any) for the Calculation Year. The percentage shall be that percentage, obtained from public information, equal to two times the mean of the five-year average post-tax yield on 10 year and 30 year U.S. Treasury Securities. The Committee shall annually compute and announce this value as it pertains to a Calculation Year.

2.15  “Excess Return on Equity” shall mean the Calculation Year’s Consolidated Net Operating Income in excess of the Minimum Return on Equity all calculated in accordance with generally accepted accounting principles (GAAP). Net operating income shall exclude realized gains or losses on sales of investment securities or any other assets (irrespective of the treatment of such amounts under GAAP) and extraordinary credits or charges.

2.16  “Base Salary” shall mean the Employee’s basic salary at the rate in effect at the end of the Calculation Year, excluding bonuses, overtime, extraordinary compensation and contributions to the Old Republic International Corporation Employees Savings and Stock Ownership Plan.

2.17  “Consolidated Net Operating Income” shall mean the Company’s and its subsidiaries’ and branches’ consolidated and combined income determined in accordance with GAAP. Net operating income shall exclude realized gains or losses on sales of investment securities or any other assets (irrespective of the treatment of such amounts under GAAP) and extraordinary credits or charges.

2.18  If in any Calculation Year the Company acquires any other business accounted for as a purchase whose earnings contribute five percent (5%) or more to such Year’s Consolidated Net Operating Income, the earnings of the acquired Company for the year of acquisition and the next succeeding year shall be eliminated (together with related purchase accounting adjustments) in order to calculate the performance data described in Sections 2.14 through 2.23 herein. No elimination from any year shall be made when the acquired company has been owned by the Company for two consecutive calendar years. Net operating income shall exclude realized gains or losses on sales of investment securities or any other assets (irrespective of the treatment of such amounts under GAAP) and extraordinary credits or charges.

2.19  “Earnings Per Share” shall mean fully diluted earnings per share (net of any paid or accrued dividends on preferred stock) calculated in accordance with AICPA Accounting Principles Board Opinion No. 15 or any later superseding opinions.

2.20  “Composite Investment Income Yield” shall mean the composite investment income yield on Old Republic International Corporation’s consolidated investment portfolio for the Calculation Year.

2.21  “Profit Sharing Base” shall mean the sum of:

(a)  Earnings Growth multiplied by the Earnings Per Share Multiplier.

(b)  Ten percent (10%) of Excess Return on Equity.

(c)  Seven percent (7%) of Base Salaries.

2.22  “Earnings Per Share Multiplier” shall mean a percentage of the increase in the fully diluted Earnings Per Share in the Calculation Year over the preceding year as set forth in the following schedule:

Percentage Increase                           Earnings
In Earnings Per Share  Per Share Multiplier
0% to 6%                                                   0%
                                6.01% to 10.00%                                    7.5%
10.01% to 15.00%                                10.0%
15.01% to 20.00%                                12.5%
                                Over 20.00%                                         15.0%
2.23  “Earnings Growth” shall mean the Calculation Year’s Consolidated Net Operating Income adjusted for dividend requirements on preferred stock issued and outstanding during such year in excess of the prior year’s Consolidated Net Operating Income.

2.24  “Cash Award” shall mean the fifty percent (50%) of each Eligible Employee’s allocated share of the Performance Recognition Pool which is paid in cash during any given year.

2.25  “Deferred Award” shall mean the fifty percent (50%) of each Eligible Employee’s allocated share of the Performance Recognition Pool which is credited to his Account.

2.26  “Parent Company” shall mean Old Republic International Corporation.

2.27  “Change of Control” shall mean any one of the following events that constitutes a “change in the ownership or effectiveness control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” under Section 409A of the Code:

(a)  Any one person, or more than one person acting as a group (within the meaning of Section 409A of the Code and the applicable regulations and guidance promulgated thereunder), other than the Old Republic International Corporation Employees Savings and Stock Ownership Trust or any other trust established by or contributed to by the Parent Company or any of its subsidiaries for the benefit of employees of the Parent Company or its subsidiaries, acquires ownership of stock of the Parent Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Parent Company; provided that, if any one person or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Parent Company, the acquisition of additional stock by the same person or persons is not considered to cause a “Change of Control;” and provided further that, an increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Parent Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this paragraph.

(b)  Any one person, or more than one person acting as a group (within the meaning of Section 409A of the Code and the applicable regulations and guidance promulgated thereunder), other than the Old Republic International Corporation Employees Savings and Stock Ownership Trust or any other trust established by or contributed to by the Parent Company or any of its subsidiaries for the benefit of employees of the Parent Company or its subsidiaries, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Parent Company possessing thirty-five percent (35%) or more of the total voting power of the stock of the Parent Company.

(c)  The date, during any period of twelve (12) consecutive months, on which individuals who at the beginning of such period constitute the entire Board of Directors of the Parent Company shall cease for any reason to constitute a majority thereof, unless the election of each new director comprising the majority was approved by a vote of at least a majority of the Continuing Directors, as hereinafter defined, in office on the date immediately prior to the date of such election. For purposes hereof, a “Continuing Director” shall mean:

(i)   any member of the Board of Directors of the Parent Company at the close of business on January 1, 2005;

(ii)   any member of the Board of Directors of the Parent Company who succeeded any Continuing Director described in subparagraph (a) above if such successor was elected, or nominated for election by the Parent Company’s stockholders, by a majority of the Continuing Directors then still in office; or

(iii)   any director elected, or nominated for election by the Parent Company’s stockholders, to fill any vacancy or newly-created directorship on the Board of Directors of the Parent Company by a majority of the Continuing Directors then still in office.

(d)  Any one person, or more than one person acting as a group (within the meaning of Section 409A of the Code and the applicable regulations and guidance promulgated thereunder), acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or persons) assets from the Parent Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all the assets of the Parent Company immediately prior to such acquisition or acquisitions. For the purposes of this paragraph, “gross fair market value” means the value of the assets of the Parent Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. In addition, a transfer of assets by the Parent Company under this paragraph shall not be considered a “Change of Control” if the assets are transferred to:

(i)   A shareholder of the Parent Company (immediately before the asset transfer) in exchange for or with respect to the Parent Company’s stock;

(ii)   An entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Parent Company;

(iii)   A person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Parent Company; or

(iv)   An entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (c) above.

ARTICLE THREE

ADMINISTRATION

3.1  The Plan shall be administered by the Committee. The membership of the Committee may be reduced, changed, or increased from time to time in the absolute discretion of the CEO, ORI Company.

3.2  The Committee shall have the authority to interpret the Plan, to establish and revise rules and regulations relating to the Plan, and to make the determinations which it believes necessary or advisable for the administration of the Plan shall reside with the CEO, ORI.

3.3  Notwithstanding any contrary provision herein, an account separate from any 2005 Plan Account shall be created under this Plan as of January 1, 2005 for each Employee for whom an account had been maintained under the 2002 Plan (the Employee’s “Unvested 2002 Plan Account”). Such account shall commence in the amount of any 2002 Plan Account credits which were not yet vested as of December 31, 2004, if any. Except as otherwise specifically provided herein, each Unvested 2002 Plan Account Balance shall be administered under and subject to the provisions of this Plan.

ARTICLE FOUR

CALCULATION OF THE PERFORMANCE RECOGNITION POOL

4.1  Prior to May 31, but not before March 15 of each year, the Committee shall determine the amount of the Performance Recognition Pool available for that Calculation Year. The Performance Recognition Pool for any Calculation Year shall ordinarily be equal to the lesser of:

(a)  the Profit Sharing Base for the Calculation Year;

(b)  seven percent (7%) of the Company’s Consolidated Net Operating Income (after deductions of preferred stock dividends, if any) for Calculation Year;

(c)  the total of a percentage of the Eligible Employees’ Base Salaries, ranging from ten percent (10%) to fifty percent (50%).

In the event, however, of an occurrence or circumstance becoming known to or reasonably anticipated by the Committee following the end of the Calculation Year, but before any awards have been determined, where such occurrence or circumstance has or is reasonably likely to have a material effect on the Company’s financial condition or the results of operations either for the Calculation Year or the fiscal year thereafter, whether adverse or beneficial, then the Committee may make such adjustment in the amount of the available Performance Recognition Pool as it deems necessary or advisable in the exercise of its discretion.

4.2  Notwithstanding any provisions herein to the contrary, the Performance Recognition Pool shall be zero for any Calculation Year if the Company incurred a net operating loss for the Calculation Year.

ARTICLE FIVE

ALLOCATION OF THE PERFORMANCE RECOGNITION POOL

5.1  Prior to March 31 each year the CEO of the Company shall, in consultation with the Committee, designate the Employees employed by the Employer during any part of such Calculation Year who will be eligible to share in the Performance Recognition Pool for that Calculation Year.

5.2  On or before May 15, the Performance Recognition Pool for that year shall be allocated among and credited to the accounts of the Eligible Employees on the following basis, provided, however, that the office of the Chief Executive Officer of the Parent Company shall determine an individual award for the CEO prior to other allocations for the year:

(a)  The Performance Recognition Pool Individual awards for the year will be determined according to criteria established in Section 5.3.

(b)  From this determination, Cash Awards are paid as soon as practicable, and Deferred Awards are credited to the Accounts of Eligible Employees.

(c)  The CEO may, in his discretion, reserve up to fifty percent (50%) of any one year’s Pool which will not be paid or allocated currently. The CEO may carry forward the unallocated portion of the Performance Recognition Pool and allocate all or a portion of it pursuant to this subparagraph during one or more of the next succeeding three years; provided, however, that the total amount of any one year’s carry forward must be allocated by the end of the third year.

5.3  In designating Eligible Employees and allocating the Performance Recognition Pool among the Eligible Employees for any Year pursuant to this Article, the CEO shall consider the positions and responsibilities of Employees, their accomplishments during the year, the value of such accomplishments to the Company, the CEO’s expectations as to the future contributions of individual Employees to the continued success of the Company and such other factors as the CEO and the Committee shall, in their discretion and judgment, deem appropriate.

ARTICLE SIX

DISTRIBUTIONS

6.1  Within ninety (90) days of the date the Committee and/or CEO make such awards, an Eligible Employee shall automatically receive in cash one hundred percent (100%) of any Performance Recognition Pool award up to Twenty-five Thousand Dollars ($25,000) and fifty percent (50) of any excess above that. The remaining fifty percent (50%) of the excess of any such award shall be credited to the Employee’s Account balance as of such year, and shall become vested in accordance with the vesting schedule set forth in Section 6.3.

6.2  The 2005 Plan Account balance of each Employee who was either actively employed by the Employer throughout the Calculation Year or whose employment had terminated by reason of retirement in good standing or disability or death shall be credited with interest for that Calculation Year, provided that the Company had positive Consolidated Net Operating Income for that Calculation Year. The rate of interest shall be equal to sixty-five percent (65%) of the Calculation Year’s Composite Investment Income Yield, which shall be calculated by the Parent Company’s Compensation Committee at the same time as it calculates the Performance Recognition Pool for the Calculation Year. The Account balance to which such interest is credited shall be the Employee’s 2005 Plan Account balance as of the date the Compensation Committee calculates the Performance Recognition Pool for that Calculation Year and shall include all interest previously credited hereunder. No such interest shall be credited to any 2005 Plan Account which has a zero balance at the end of the Calculation Year.

6.3  A portion of the amount of the credit in the 2005 Plan Account and any Unvested 2002 Plan Account balances of an Employee as of the date he or she terminates his or her service for any reason, including death, retirement for age or disability, shall be paid to the person or persons entitled thereto at the times and in the manner provided by Section 6.4 hereof. The amounts to be paid shall be known as a “vested interest,” and shall be equal to the following percentage of the balance of his or her 2005 Plan Account and, if applicable, Unvested 2002 Plan Account credits:

                       Completed Years                    To Be Paid
               of Service                        (Vested Interest)
                                         Less than One                                 0%
One                                           10%
Two                                          20%
Three                                        30%
Four                                          40%
Five                                          50%
Six                                             60%
Seven                                       70%
Eight                                         80%
Nine                                          90%
Ten                                          100%

Any credits in either the 2005 Plan Account or the Unvested 2002 Plan Account of an Employee which have not vested by the date of termination of the Employee’s service shall be forfeited. All such forfeitures shall be allocated at the end of the Calculation Year in which they occur to the combined 2005 Plan Accounts and Unvested 2002 Plan Accounts of all Employees who were actively employed by an Employer on December 31 of that year. The allocation shall be made in the ratio that the combined account balances of each such Employee on January 1 of that year bears to the total combined account balances of all such Employees.

6.4  The vested interest of an Employee shall begin to be paid in substantially equal quarterly installments over a period of five (5) years, with the first such payment to be made on the later of:

(a)  the date of the Employee’s termination of employment for any reason, including death or disability, or the six-month anniversary of the date of termination if the Employee is a “specified employee” at the time of termination within the meaning of Code Section 409A; or

(b)  the date on which the Employee attains (or would have attained if he or she had lived) age 55.

For purposes of this Section, specified employee status will be determined based on the twelve (12) months ended December 31 of each year and will be effective for the twelve-month period commencing on April 1 of the following year.

6.5  Notwithstanding the foregoing Sections of this Article, an Employee’s entire 2005 Plan Account balance and entire Unvested 2002 Plan Account balance, if any, shall become fully vested and non-forfeitable and shall be paid to him or her in a lump sum on the first day of the calendar quarter following the date on which any Change of Control occurs. If there is a carry forward balance not allocated pursuant to Section 5.3 when a Change of Control occurs, such carry forward balance shall be immediately allocated among the 2005 Plan Accounts of all Employees in the ratio that each such Employee’s 2005 Plan Account balance bears to the total of all such 2005 Plan Account balances. Said additional amounts shall be one hundred percent (100%) vested and paid in accordance with the provisions of this Article. Any subsequent contributions allocated to an Employee’s 2005 Plan Account during the two (2) years following the occurrence of a Change of Control because the Plan is continued in accordance with Section 8.2 hereof shall be non-forfeitable and shall be distributed immediately after such allocation.

6.6  An Employee may designate in writing, on forms prescribed by and filed with the Committee, a beneficiary or beneficiaries to receive any payments payable after his or her death. If an Employee dies while employed by an Employer or after he or she has begun to receive his or her benefits under this Plan, the 2005 Plan Account and any Unvested 2002 Plan Account balances (or the remainder thereof if the payment of benefits had already commenced) shall be paid to the beneficiary or beneficiaries designated by the Employee (or, in the absence of such designation, to his or her legal representative).

6.7  Notwithstanding any other provisions of this Plan to the contrary, the Committee may deduct from any payment under the Plan any taxes required to be withheld by the Federal or any state or local government for the account of such Employee.

ARTICLE SEVEN

FORFEITURE

7.1  As a condition to the continued receipt of benefits hereunder each Employee:

(a)  shall be required for a period of three (3) years after his or her termination of employment with an Employer hereunder to hold himself or herself available to the Company and his or her Employer for reasonable consultation inasfar as his or her health permits;

(b)  shall not for a period of three (3) years after his or her termination of employment with an Employer hereunder, either as an individual on his or her own account, as a partner, joint venturer, employee, agent, salesman for any person; as an officer, director or stockholder (other than a beneficial holder of not more than one percent (1%) of the outstanding voting stock of a company having at least 500 holders of voting stock) of a corporation, or otherwise directly or indirectly,

(i)   enter into or engage in any business competitive with that carried on by the Company or his or her Employer within any area of the United States in which his or her Employer or the Company is then doing business, providing Employee has had access to any of the Company’s or his or her Employer’s trade secrets, secret underwriting or business information, programs, plans, data, processes, techniques, or customer information; or

(ii)   solicit or attempt to solicit any of his or her Employer’s or the Company’s customers with whom Employee has had contact as an Employee in the exercise of his or her duties and responsibilities hereunder with the intent or purpose to perform for such customer the same or similar services or to sell to such customer the same or similar products or policies which Employee performed for or sold to such customer during the term of his or her employment.

If the Committee determines that an Employee has refused to make himself or herself available for consultation or violated his or her agreement, the Committee may, by written notice to such Employee, cause his or her benefits to be immediately suspended for the duration of such refusal or competition or if payment of benefits had not yet commenced, notify the Employee that such continued conduct will cause a forfeiture of his or her 2005 Plan Account and any Unvested 2002 Plan Account Balance. If after the sending of such notice the Committee finds that the Employee has continued to refuse to consult or continue to compete with the Company or his or her Employer for a period of 30 days following such notice, the Committee may permanently cancel the Employee’s 2005 Plan Account and Unvested 2002 Plan Account hereunder, and thereupon all rights of such Employee under this Plan shall terminate. The foregoing forfeiture provisions shall be inoperative following a Change of Control.

7.2  Any amounts forfeited pursuant to Section 7.1 hereof shall be allocated as a forfeiture in accordance with Section 6.3 hereof.

ARTICLE EIGHT

AMENDMENT AND TERMINATION

8.1  The Company shall have the power at any time and from time to time, to amend this Plan by resolution of its Board of Directors provided, however, that no amendment under any circumstances may be adopted the effect of which would be to deprive any Participant of his or her then vested interest, if any, in this Plan.

8.2  The Company reserves the right to terminate this Plan by resolution of its Board of Directors. Upon termination of this Plan, the credits in the 2005 Plan Accounts and Unvested 2002 Plan Accounts of Employees shall become one hundred percent (100%) vested and non-forfeitable. Distribution of the balances shall be made in accordance with Section 6.4 or 6.5 hereof upon the Employee’s subsequent retirement or termination of service. There shall be no increase in a 2005 Plan Account or Unvested 2002 Plan Account balance of an Employee between the date the Plan is terminated and the date such balances are distributed. If a Change of Control occurs, the Plan as it then exists must be continued, with interest credited to 2005 Plan Account balances, as provided in Section 6.2, for two (2) years before it can be terminated. Any unallocated balance carried forward shall be similarly allocated prior to the expiration of such two-year period. All balances shall be fully vested and distribution shall be made in accordance with Section 6.4 hereof.

ARTICLE NINE

MISCELLANEOUS

9.1  No Employee or any other person shall have any interest in any fund or reserve account or in any specific asset or assets of the Company or any Employer by reason of any credit to his 2005 Plan Account or Unvested 2002 Plan Account under this Plan, nor have the right to receive any distribution under this Plan except as and to the extent expressly provided for in the Plan.

9.2  Nothing in the Plan shall be construed to:

(a)  give any Employee any right to participate in the Plan, except in accordance with the provisions of the Plan;

(b)  limit in any way the right of an Employer to terminate an Employee’s employment; or

(c)  be evidence of any agreement or understanding, express or implied, that an Employer will employ an Employee in any particular position or at any particular rate of remuneration.

9.3  No benefits under this Plan shall be pledged, assigned, transferred, sold, or in any manner whatsoever anticipated, charged, or encumbered by an Employee, former Employee, or their beneficiaries, or in any manner be liable for the debts, contracts, obligations or engagements of any person having a possible interest in the Plan, voluntary or involuntary, or for any claims, legal or equitable, against any such person, including claims for alimony or the support of any spouse. Notwithstanding the foregoing, benefits under this Plan may be assigned to or made subject of a valid living trust.

9.4  Notwithstanding any contrary provision herein, in the case of any assets set aside (directly or indirectly) in a trust (or other arrangement as provided under regulations issued by the Department of Treasury) for purposes of paying deferred compensation under this Plan, no such assets (or trust) shall ever be located or transferred outside the United States.

9.5  No acceleration of the time or schedule of any distribution or payment under this Plan shall be permitted, except to the extent provided in regulations or other guidance issued by the Department of the Treasury under Code Section 409A.

9.6  Notwithstanding any contrary provision herein, no transfer of assets shall be made under or in connection with the Plan, or any compensation deferred under the Plan, that would result in such assets becoming restricted to the provision of benefits under the Plan in connection with a change in the Company’s financial health, as provided under Code Section 409A and the regulations or other guidance issued by the Department of the Treasury thereunder.

9.7  This Plan shall be construed in accordance with the laws of the State of Wisconsin in every respect, including, without limitation, validity in its interpretation and performance.

9.8  Article headings and numbers herein are included for the convenience or reference only, and this Plan is to be construed without any reference thereto. If there be any conflict between such numbers and headings and the text hereof, the text shall control.

9.9  Wherever appropriate, words used in this Plan in the singular includes the plural and the masculine includes the feminine.

IN WITNESS WHEREOF, the Company has caused this Plan to be signed by its duly qualified officers and caused its corporate seal to be hereunto affixed on this    day of                                   , 2006.

            Old Republic Risk Management, Inc.

            By:

            Title:

Attest:

By:

Title: